UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Tarragon Corporation

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TARRAGON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, JUNE 6, 2006

To Our Stockholders:
     We will hold our 2006 annual meeting of stockholders on Tuesday, June 6, 2006 at 1:00 p.m., local New York City time, at our executive offices located at 423 West 55th Street, 12th Floor, New York, New York 10019. At the meeting, stockholders will consider and take action on the following matters:
1.	Election of ten directors;

2.	Ratification of the selection of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2006;

3.	Approval of the Tarragon Corporation Incentive Compensation Plan; and

4.	Transaction of any other business properly brought before the meeting.
     You are cordially invited to attend the annual meeting in person.
     You must be a stockholder of record at the close of business on April 6, 2006, to vote at the annual meeting.
     Your vote is important. Accordingly, whether or not you plan to attend the annual meeting, please sign, date and promptly return the enclosed proxy card in the envelope provided.

Dated: May 2, 2006	By Order of the Board of Directors

Kathryn Mansfield
Executive Vice President,
Secretary and General Counsel

TARRAGON CORPORATION

PROXY STATEMENT

     Our Board of Directors is soliciting proxies to be used at our annual meeting of stockholders, which will be held on Tuesday, June 6, 2006 at 1:00 p.m., local New York City time, at our principal executive offices, located at 423 West 55th Street, 12th Floor, New York, New York 10019. This proxy statement contains important information concerning the matters to be voted on at the annual meeting. A copy of our 2006 annual report, along with this proxy statement and the accompanying proxy card, are first being mailed to our stockholders on or about May 2, 2006.
FREQUENTLY ASKED QUESTIONS
What is a proxy?
     A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. All properly executed proxies will be voted at the annual meeting in accordance with your instructions on the proxy, unless you revoke your proxy as described below.
What is a proxy statement?
     A proxy statement is a document that SEC regulations require us to give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.
What is the purpose of the annual meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of our independent registered public accounting firm, and approval of an Incentive Compensation Plan. Also, management will report on our performance during the last fiscal year, and respond to questions from stockholders.
Who is entitled to vote at the annual meeting?
     You are entitled to vote at the annual meeting and any adjournments or postponements of the meeting if you were a holder of record of our common stock, par value $0.01 per share, as of the close of business on April 6, 2006, which our Board of Directors has established as the “Record Date.” As of the Record Date, there were 28,567,364 shares of common stock outstanding. You are entitled to one vote for each share of our common stock you held on the Record Date.

PROPOSAL 1
AUDIT COMMITTEE
PROPOSAL 2
PROPOSAL 3
MANAGEMENT
EXECUTIVE COMPENSATION COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
COMPLIANCE WITH SECTION 16(A) REPORTING REQUIREMENTS
PERFORMANCE GRAPH

What is the difference between a stockholder of record and a “street name” holder?
     If your shares of our common stock are registered in your name with American Stock Transfer & Trust Company (our stock transfer agent) then you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, and the shares are held in “street name.”
How do I vote my shares?
     If you are a stockholder of record, you can vote in person at the annual meeting or you can vote by proxy. To vote by proxy, you must sign, date and return the enclosed proxy card to American Stock Transfer & Trust Company in the envelope provided prior to the annual meeting. You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to our corporate secretary, or by signing and delivering a proxy card bearing a later date. You may also attend the annual meeting, withdraw your proxy before it is exercised, and vote in person.
     If you hold your shares in “street name” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee should have enclosed a voting instruction card for you to use to direct the broker or nominee how to vote your shares. If you are a beneficial owner and you intend to vote in person at the annual meeting, you should obtain a legal proxy or power of attorney from your broker or nominee and present it to the inspector of elections at the annual meeting to establish your right to vote your shares.
What am I voting on?
     You will be voting on the following matters:
1.	Election of ten (10) directors to serve until our next annual meeting of stockholders;

2.	Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2006;

3.	Approval of our Incentive Compensation Plan; and

4.	Any other business that may properly come before the meeting.
What are my choices when voting?
     In the election of directors, you may vote for all nominees, withhold authority for voting for all of the nominees, or withhold authority for voting for any individual director nominee. With respect to the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2006 and the approval of our proposed Incentive Compensation Plan, you may vote for or against either or both of these proposals, or abstain from voting on either proposal.
What are the Board’s recommendations?
     The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm

(Proposal 2) and FOR the approval of the Tarragon Corporation Incentive Compensation Plan (Proposal 3).
What if I don’t specify how I want my shares voted?
     Unless you instruct otherwise, your proxy will vote your shares FOR the election of each of the nominees for director, FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm, and FOR the Incentive Compensation Plan, as recommended by the Board of Directors.
What percentage of the vote is required for approval of a proposal?
     The holders of a majority of the outstanding shares of common stock entitled to vote must be represented at the annual meeting in person or by proxy to constitute a quorum for the transaction of business at the annual meeting.
     In order to be elected as a director, each nominee must receive the affirmative vote of a plurality of the votes cast at the annual meeting (Proposal 1). The affirmative vote of a majority of the votes cast will be considered ratification of the Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm (Proposal 2) and the affirmative vote of a majority of the votes cast is required to approve the Incentive Compensation Plan (Proposal 3).
     Votes withheld from the election of any nominee for director and abstentions will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on that matter. If a broker does not receive voting instructions from the beneficial owner of shares and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast for or against the matter.
     As of the Record Date, our management and affiliates held 14,958,203 shares representing approximately 49% of our total shares outstanding. Management intends to vote all of its shares FOR the election of each of the ten nominees for director, FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm, and FOR the approval of the Incentive Compensation Plan, as recommended by the Board of Directors.
Will any other business be conducted at the annual meeting?
     The Board of Directors does not know of any matters to be presented at the annual meeting, other than those described in this proxy statement. If, however, any other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote all of the shares of our common stock represented by duly executed proxies in accordance with their best judgment.
Who bears the cost of soliciting proxies?
     We will bear the cost of soliciting proxies from our stockholders. Our directors, officers and employees may, without any additional compensation, solicit proxies by mail, in person, by telephone or otherwise. Brokerage firms, fiduciaries and other custodians who forward proxy material to the beneficial owners of shares they hold of record will be reimbursed for their reasonable expenses incurred in forwarding this material.
How do I communicate with the Board of Directors?
     If you wish to communicate with our Board of Directors, or with any individual member or committee of our Board of Directors, you may send a letter c/o corporate secretary, 3100 Monticello Avenue, Suite 200, Dallas, Texas 75205. All written communications should clearly specify whether they are intended for our entire Board of Directors, a committee of our Board of Directors, or to one or more particular directors. All written communications will be forwarded to the appropriate director or directors. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the chairman of the Audit Committee.
How do I submit a stockholder proposal for consideration at the 2007 annual meeting?
     If you want to submit a stockholder proposal to be considered for inclusion in our proxy statement for our 2007 annual meeting of stockholders, your proposal must be delivered c/o corporate secretary, 3100 Monticello, Suite 200, Dallas, Texas 75205, no later than January 2, 2007 and otherwise comply with all requirements of the SEC for stockholder proposals. If you would like to submit a proposal at our 2007 annual meeting, other than for inclusion in our proxy statement, you must submit the proposal in writing no later than March 18, 2007. Any such proposal must be in compliance with applicable law and our bylaws.
What is “householding” and how does it affect me?
     We have adopted a procedure approved by the SEC called “householding.” Stockholders of record who have the same address and last name will receive only one copy of our 2006 annual report, notice of annual meeting and proxy statement, unless one or more or these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders sharing an address who wish to receive separate copies should contact our corporate secretary. We will promptly deliver, upon oral or written request, a separate annual report, notice of annual meeting, and proxy statement.
     Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding does not apply to dividend mailings.
     If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust, at:
American Stock Transfer and Trust Company
6201 15th Avenue
Brooklyn, NY 11219
(800) 937-5449
     Beneficial owners can request information about householding from their banks, brokers or other holders of record.

PROPOSAL 1
ELECTION OF DIRECTORS
     Ten directors will be elected at this year’s annual meeting. Each director elected at the annual meeting will serve until our next annual meeting of stockholders in 2007 or until his or her successor has been duly elected.
Director Nominees
     All of the nominees are currently members of our Board of Directors. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. Your proxy will vote your shares for the election of each of the nominees unless you instruct otherwise. If any nominee is unable or unwilling to serve (an event which is not anticipated), then your proxy may vote for any substitute nominee proposed by the Board of Directors.
     The Board of Directors recommends that you vote FOR each of the following nominees for election as director:
     Willie K. Davis (74) has served on our Board of Directors since April 1997. He also served on the Boards of Trustees of our predecessors, Vinland Property Trust (from October 1988 to July 1997) and National Income Realty Trust (from October 1988 to March 1995). Mr. Davis served as President (from 1971 to 1985) and Chairman and 50% stockholder (from 1985-2000) of Mid-South Financial Corporation, the holding company for Mid-South Mortgage Company and Gibbs Mortgage Company, as well as President (from 1978 to 1995) and Chairman and sole stockholder (from 1995-1999) of FMS, Inc., a property management and real estate development firm. He was a Director of Southtrust Bank of Middle Tennessee from 1987 through 2005.
     Richard S. Frary (58) has served on our Board of Directors since April 2004. Mr. Frary is the founder and President of Tallwood Associates, Inc., a private investment firm based in New York City (since 1990). He is also a Director of Newkirk Realty Trust, Inc., a publicly traded real estate investment trust. A graduate of the Johns Hopkins University, where he serves as a Trustee, Mr. Frary holds a Masters of Business Administration from Harvard Business School and is a Certified Public Accountant.
     William S. Friedman (62) has served as our Chief Executive Officer and director since April 1997. He has also served as Chairman of the Board of Directors since December 2000, and as President from April 1997 through June 2004. He previously served as a Trustee (from March 1988), Chief Executive Officer (from December 1993), President (from December 1988), acting Chief Financial Officer (from May 1990 to February 1991), Treasurer (from August to September 1989), and acting Principal Financial and Accounting Officer (from December 1988 to August 1989) of our predecessors, Vinland Property Trust (until July 1997) and National Income Realty Trust (until November 1998). Mr. Friedman currently serves on the Board of Trustees of Brandeis University.

     Lance Liebman (64) has served on our Board of Directors since December 1998. He also served on the Board of Trustees of our predecessor, National Income Realty Trust, from March 1994 to November 1998. Professor Liebman is the William S. Beinecke Professor of Law at Columbia Law School and the Director of the Parker School of Foreign and Comparative Law. He also serves as Director of the American Law Institute. He was the Dean of Columbia Law School from 1991 to 1996, and he served as Assistant Professor, Professor and Associate Dean of Harvard Law School from 1970 to 1991. He has been a Director of the Greater New York Insurance Co. (both mutual and stock companies) since 1991; a Director of Brookfield Financial Properties, Inc. since 1996; and a Director of Brookfield Asset Management since 2005. He has been an attorney at law since 1968.
     Robert C. Rohdie (65) has served on our Board of Directors and as President and Chief Executive Officer of Tarragon Development Corporation, a wholly owned subsidiary responsible for real estate development and renovation projects, since February 2000. Since 1988, Mr. Rohdie has also served as President of Rohdhouse Investments, Inc., his wholly owned real estate development company, which acted as our joint venture partner in new construction and development projects from 1997 through 2000. Mr. Rohdie has been an attorney at law since 1965.
     Robert P. Rothenberg (47) has served on our Board of Directors and as our Chief Operating Officer since September 2000. He has been our President since June 2004. Mr. Rothenberg has been the managing member of APA Management LLC, a real estate investment and management company, since 1994. He is also a managing member of Ansonia LLC, our partner in Ansonia Apartments, L.P. Mr. Rothenberg graduated from the Harvard Business School with a Masters of Business Administration in June 1984.
     Lawrence G. Schafran (67) has served on our Board of Directors since December 1998. He also served on the Board of Trustees of our predecessor, National Income Realty Trust, from March 1995 to November 1998. Mr. Schafran is a Managing Partner of Providence Capital Partners, LLC (since March 2005) and a Managing Director of Providence Capital, Inc. (since July 2003). He served as Chairman of the Board (from January 1996 to January 2003) and Co-Chief Executive Officer (from January 2000 to January 2003) of Delta-Omega Technologies, Inc., a specialty chemical company based in Broussard, Louisiana. He also served as a Director, Chairman, Interim CEO and Co-Liquidating Trustee (from December 1999 to September 2003) of the Banyan Strategic Realty Trust, a NASDAQ traded equity REIT, and as a Director of WorldSpace, Inc. from April 2000 to July 2005. He has been a Director of PubliCARD, Inc. since 1986.
     Martha E. Stark (45) was appointed to our Board of Directors in December 2005. She has served as Finance Commissioner for the City of New York since February 2002. She was a portfolio manager for the Edna McConnell Clark Foundation, a non-profit foundation, from 2000 through February 2002. She has been an attorney at law since 1986.
     Raymond V.J. Schrag (60) has served on our Board of Directors since December 1998. He also served on the Boards of Trustees of our predecessors, Vinland Property Trust (from October 1988 to May 1995) and National Income Realty Trust (from October 1988 to November 1998). Mr. Schrag has been an attorney in private practice in New York City since 1973.

     Carl B. Weisbrod (61) has served on our Board of Directors since December 1998. He also served as Chairman of our Board of Directors from December 1998 to December 2000. He was Chairman of the Board of Trustees of our predecessor, National Income Realty Trust, from February 1994 to November 1998, and a member of the Board of Trustees of our predecessor, Vinland Property Trust, from February 1994 to May 1995. Mr. Weisbrod has been the President of Trinity Real Estate since July 2005. He previously served as the President of Alliance for Downtown New York, Inc. from January 1995 through July 2005. He has been a Trustee of the Ford Foundation since 1996.
Independent Directors
     The Board has determined that Ms. Stark and Messrs. Davis, Liebman, Schafran, Schrag and Weisbrod are “independent directors” within the meaning of the NASDAQ Marketplace Rules. The independent directors meet in executive session without members of management present following each regularly scheduled Board meeting. The independent directors have appointed Carl B. Weisbrod as the director to preside over these executive sessions.
Board Meetings and Committees
     During the fiscal year ended December 31, 2005, our Board of Directors met six times. Each of our directors attended at least 75% of all meetings held by the Board and all meetings held by the committees of the Board, if any, upon which they served during the period of time that they served on the Board or such committees. Although we do not have a formal policy with regard to Board member’s attendance at our annual meetings, all directors are encouraged to attend, and all did attend the 2005 annual meeting.
     The Board has an Audit Committee, an Executive Compensation Committee and a Corporate Governance and Nominating Committee.
     The Audit Committee of the Board of Directors is composed of four independent directors and currently consists of Lawrence G. Schafran (Chairman), Raymond V.J. Schrag, Willie K. Davis and Martha E. Stark. The Board of Directors has determined that each of the members of the Audit Committee is independent, as that term is defined under the NASDAQ Marketplace Rules relating to audit committees, and meets the experience requirements of the NASDAQ Marketplace Rules, as well as the requirements of the Securities Exchange Act of 1934. In addition, the Board has determined that Mr. Schafran qualifies as an “audit committee financial expert” under the federal securities laws, and as defined in the NASDAQ Marketplace Rules. The Audit Committee operates under a written charter, a copy of which is attached as Appendix I to this proxy statement. A copy of the Audit Committee charter is also posted on our website at www.tarragoncorp.com and is available to stockholders upon written request to our corporate secretary. The Audit Committee engages our independent registered public accounting firm, considers the independence of that firm, reviews with them the plans and results of the audit engagement, approves all audit and non-audit fees, and reviews and reassesses the committee charter on an annual basis. The Audit Committee met five times during 2005.
     The Executive Compensation Committee is also composed of four independent directors, and currently consists of Carl B. Weisbrod (Chairman), Lawrence G. Schafran, Raymond V. J. Schrag and Lance Liebman. The Executive Compensation Committee oversees our compensation policies and practices, approves the compensation of our Chief Executive Officer, as well as our other senior executive officers, administers our option and incentive plans and authorizes option and other stock and/or cash based grants under those plans. The Executive Compensation Committee has a written charter which is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. The Executive Compensation Committee met twice during 2005.
     The Corporate Governance and Nominating Committee is composed of three independent directors, and currently consists of Raymond V.J. Schrag (Chairman), Lawrence G. Schafran and Willie K. Davis. The Corporate Governance and Nominating Committee is responsible for identifying, evaluating and recommending to the Board individuals qualified to serve as directors. The Committee also oversees the Board’s annual review of director independence, reviews and makes recommendations concerning appropriate corporate governance guidelines and monitors the operation and effectiveness of the corporate governance guidelines implemented by the Board. The Corporate Governance and Nominating Committee has a written charter which is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. The Corporate Governance and Nominating Committee met once during 2005.
Selection of Nominees for the Board
     Our Corporate Governance and Nominating Committee has adopted a written policy titled “Selection of Nominees for the Board – Policy and Submission Procedures for Stockholder Recommended Director Candidates,” which is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. In accordance with this policy, the Committee will consider candidates for Board membership suggested by Committee members, other Board members, management and our stockholders. The Committee may also retain a third-party executive search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Committee in writing, delivered to our corporate secretary, 3100 Monticello, Suite 200, Dallas, TX 75205, and include with such notice all information the stockholder deems relevant.
     Once the Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee will then evaluate the prospective nominee with particular respect to:
•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our stockholders, employees, customers, guests and communities.
     The Committee will also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees, and may interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee will make a recommendation to the full Board as to the persons who should be nominated, and the Board will determine the nominees after considering the recommendation and report of the Committee.
     In addition to making recommendations to the Committee, our bylaws provide that any stockholder entitled to vote at the annual meeting in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of their intention to make the nomination has been delivered personally to, or has been mailed to and received by our corporate secretary not later than 35 nor more than 60 days prior to the meeting. Written notice from a stockholder desiring to nominate a candidate for director must set forth (i) the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by the stockholder, (v) such other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director if so elected.
Code of Ethics
     Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to the members of our Board and all of our executive officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. If, in the future, we amend, modify or waive any provision of this Code, we intend to satisfy any applicable disclosure requirement by posting this information on our website.
Director Compensation
     For 2005, each of our non-employee directors received annual compensation of $20,000 for their service on the Board, plus $2,000 for each committee of the Board on which they served, $1,000 for each committee that they chaired, and reimbursement of expenses. Directors who also serve as officers do not receive any additional compensation for their services as director.
     Until November 2005, our Independent Director Stock Option Plan (the “Director Plan”) provided for automatic annual grants of options to non-employee directors serving on the Board on the first day of each fiscal year. The exercise price of all options granted under the Director Plan was equal to the market price on the grant date. The options were immediately exercisable, and expired on the earlier of the first anniversary of the date on which a director ceases to be a director or ten years from the date of grant. Pursuant to the terms of the Director Plan, each of our incumbent non-employee directors (other than Martha E. Stark, who was not then on the Board) received options to purchase 2,000 shares of our common stock in January 2005. The Director Plan expired in November 2005.
     In December 2005, the Executive Compensation Committee recommended, and the Board approved, a standing award of options for 2,000 shares of our common stock to each non-employee director serving on the Board on the first business day of each fiscal year under our Amended and Restated Omnibus Plan (the “Omnibus Plan”). In January 2006, each of our incumbent non-employee directors received options to purchase 2,000 shares of our common stock, consistent with the annual grants formerly made under the Director Plan.
     In March 2006, the Board of Directors approved an award of 500 shares of restricted common stock to each non-employee director then serving on the Board, pursuant to the terms of the Omnibus Plan. These shares were immediately vested, but cannot be sold until such time that the director ceases to serve on our Board.
Certain Relationships and Related Transactions
     With the approval of our Board of Directors, affiliates of William S. Friedman and his wife, Lucy N. Friedman, made a $20 million unsecured line of credit available to us. Advances under this line of credit bear interest at LIBOR plus 1% per annum or the lowest rate at which credit is offered to us by any third party. The largest aggregate amount of indebtedness under the line of credit in 2005 was $12,488,107. Interest of $49,000 accrued during the year. As of December 31, 2005, there were no amounts outstanding under this line of credit. Effective in January 2006, the line of credit was increased to $30 million and its term extended until January 2008.
     As an accommodation to us, Mr. and Mrs. Friedman and their affiliates have pledged 975,000 shares of Tarragon common stock as partial security for a line of credit with a bank. We have agreed to indemnify Mr. and Mrs. Friedman and their affiliates from any loss, cost, or liability associated with this accommodation pledge or the line of credit. As collateral for our indemnification obligations, we have agreed to pledge shares of our treasury stock to Mr. and Mrs. Friedman and their affiliates.
     In February 2000, we entered into an agreement to acquire the interests of Robert C. Rohdie and his affiliates in ten apartment communities. Mr. Rohdie, our partner in the development of these projects, contributed his equity interests to Tarragon Development Company, LLC (“TDC”), an operating entity we formed, in exchange for a preferred interest in TDC of $10 million. Mr. Rohdie joined us as the President and Chief Executive Officer of Tarragon Development Corporation, our wholly owned subsidiary, and a member of our Board of Directors, in February 2000.
     Mr. Rohdie’s preferred interest earns a guaranteed return. For 80% of the preferred interest, it is a guaranteed fixed return of 5% for the first two years, increasing by 1% per year until it reaches 10% in year seven. The remaining 20% of the preferred interest earns an amount equal to the cash dividends payable, if any, on 668,096 shares of our common stock. Mr. Rohdie received distributions of $623,556 in 2005 in payment of this guaranteed return.

     Mr. Rohdie can convert his preferred interest in TDC into 668,096 shares of our common stock and preferred stock with a face value of up to $8 million and a like dividend to his guaranteed fixed return. If we do not have available a class of preferred stock outstanding at the time of the conversion, or at our discretion, we may pay Mr. Rohdie the cash value of his preferred interest over three years. Beginning in February 2006, Mr. Rohdie may elect to convert his preferred interest into cash, payable over three years. The cash value that would be payable to Mr. Rohdie for the conversion of his preferred interest is equal to the sum of (i) the liquidation preference multiplied by the number of shares of preferred stock payable upon conversion (550,000 shares as of December 31, 2005) and (ii) the market value of 668,096 shares of our common stock. As of December 31, 2005, the cash value of Mr. Rohdie’s preferred interest was $20,376,148.
     In 1997, we formed Ansonia Apartments, L.P., a Delaware limited partnership (“Ansonia”), with Ansonia LLC, a New York limited liability company. Richard S. Frary, Joel Mael, Robert Rothenberg, Saul Spitz and Eileen Swenson are members in Ansonia LLC, which is the limited partner in Ansonia. TDC is the general partner of Ansonia. Messrs. Rothenberg and Spitz and Ms. Swenson became officers of Tarragon and Mr. Rothenberg was appointed to our Board of Directors in September 2000. Mr. Frary joined our Board of Directors in April 2004.
     Our investment in Ansonia was fully recovered in 2002 from distributions to the partners of cash proceeds from property sales, mortgage refinancings, supplemental mortgages and property operations.
     In November 2000, we formed Ansonia Liberty LLC, a Connecticut limited liability company, for the purpose of acquiring a 124-unit apartment community known as the “Liberty Building” located in New Haven, Connecticut. In October 2001, Mr. Frary acquired a 10% member interest in Ansonia Liberty LLC. Our investment in Ansonia Liberty LLC was fully recovered in 2002 from distributions to the members of cash proceeds from refinancing of the mortgage secured by the property.
     In November 2005, we contributed our interests in fourteen apartment properties, including the Liberty Building, to Ansonia in exchange for an increased ownership interest in Ansonia, and Mr. Frary contributed his interest in Ansonia Liberty LLC in exchange for an individual ownership interest in Ansonia. Simultaneously, Ansonia closed a $391 million non-recourse structured financing secured by first and second lien mortgages on 23 of its 25 properties and pledges of equity interests in the related property-owning entities.
     In 2005, we received $64.4 million in cash distributions from Ansonia, including $64 million representing our share of the net proceeds from the structured financing transaction. We also received property management fees of $1,142,087 from properties owned by Ansonia. Mr. Rothenberg, Mr. Spitz, Mr. Frary, and Ms. Swenson received cash distributions of $2,802,593, $1,868,298, $1,167,760 and $500,404, respectively, from Ansonia in 2005. Mr. Frary also received $23,769 in cash distributions from Ansonia Liberty in 2005.
     In November 1999, we formed Tarragon Calistoga LLC, a Nevada limited liability company, with Mr. Frary. We have an 80% managing member interest in Tarragon Calistoga LLC, and Mr. Frary holds the remaining 20% member interest. Tarragon Calistoga LLC owns (i) a 5% member interest in Calistoga Ranch Owners LLC, a California limited liability company, which owns a property development in Napa Valley, California, and (ii) a 25% member interest in CR Tarragon Palm Springs LLC, a California limited liability company, which owns a Palm Springs, California resort development. In June 2001, Frary received $133,289.50 in distributions from Tarragon

Calistoga LLC, of which $100,000 was a return of his initial investment contribution, and we received $533,157.99. Frary has since made additional net contributions to Tarragon Calistoga LLC of approximately $222,451.
     We believe that the foregoing transactions were at least as advantageous to us as we could have obtained from unrelated third parties.
Report of the Audit Committee of the Board of Directors
     As the Audit Committee of the Board of Directors, we are composed of independent directors as required by the NASDAQ Marketplace Rules relating to audit committees, as well as the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. We operate pursuant to a written charter adopted by the Board of Directors that is attached to this proxy statement as Appendix I and which is available on the company’s website.
     We oversee Tarragon’s auditing, accounting and financial reporting processes and the audit of the financial statements of the Company, on behalf of the Board. We also have the sole authority to select, retain and terminate the Company’s independent auditors.
     Management is responsible for preparing Tarragon’s financial statements and for maintaining internal controls. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. Our job is one of oversight.
     In carrying out our oversight responsibility, we have reviewed and discussed the audited consolidated financial statements of the Company for the 2005 fiscal year with management, and have discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU sec. 380) which includes, among other things, matters related to the conduct of the audit of the Company’s financial statements. We have received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with representatives of Grant Thornton their independence. We have also determined that Grant Thornton’s provision of non-audit services in 2005 was compatible with, and did not impair, their independence.
     Based upon our review and the discussions described above, we recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. We have also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2006.
AUDIT COMMITTEE

Raymond V.J. Schrag	Lawrence G. Schafran	Martha E. Stark	Willie K. Davis

Fees Paid to Principal Accountants
     The aggregate fees billed by Grant Thornton LLP for professional services rendered during the fiscal years ended December 31, 2005 and 2004 are set forth in the following table.

Fees	2005	2004
Audit Fees	$585,576	$893,221
Audit-Related Fees	$74,043	$0
Tax Fees	$204,206	$111,090
All Other Fees	$0	$0
     Audit Fees
     Fees for audit services included the annual audit of our financial statements and management’s assessment of the effectiveness of internal control over financial reporting, as well as the review of our quarterly reports on Form 10-Q, registration statements filed with the SEC, other SEC filings and consents.
     Audit-Related Fees
     Audit-related services included accounting consultation regarding the application of accounting principles generally accepted in the United States of America to proposed transactions.
     Tax Fees
     Tax services included tax compliance services, tax accounting consultation, tax advice and planning.
     The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services, which describes generally the audit, audit-related, tax and other permitted services that have been pre-approved by the Committee, as well as those services that require specific pre-approval by the Committee. The list of pre-approved services will be reviewed and approved annually. The Audit Committee may delegate its pre-approval authority to either the chairperson or another member of the Committee, provided that the services requiring pre-approval do not exceed $25,000 in value. The Audit Committee approved or pre-approved all of the services described above.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     Our Audit Committee has selected the firm of Grant Thornton LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2006 and to conduct quarterly reviews through September 30, 2006. Although SEC regulations and NASDAQ listing requirements mandate that our independent registered public accounting firm be engaged, retained and supervised by the Audit Committee, the Board of Directors has directed that the Audit Committee’s selection be submitted for ratification by the stockholders at the annual meeting, in order to give stockholders an opportunity to provide input to the Audit Committee and the Board on this key corporate governance issue. The affirmative vote of a majority of eligible shares present at the annual meeting, in person or by proxy, and voting on the matter will be considered ratification of the Audit Committee’s selection of Grant Thornton LLP. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.
     Grant Thornton LLP has served as our independent auditors since 2002. Representatives of Grant Thornton LLP have been invited and are expected to attend the annual meeting and will be available to make a statement if they desire to do so, and to respond to appropriate questions from stockholders.
     The Board of Directors recommends that you vote FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm.

PROPOSAL 3
APPROVAL OF INCENTIVE COMPENSATION PLAN
     On March 6, 2006, our Board of Directors adopted the Tarragon Corporation Incentive Compensation Plan (the “Plan”), subject to the approval of our stockholders at the annual meeting. The Plan is a cash incentive plan. It is intended to promote the attainment of our performance goals by providing performance-based annual compensation incentives for our executive officers and other key employees. The Plan is intended to conform with the requirements of the “performance-based” compensation exception to the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has directed that the Plan be submitted to stockholders for approval so that awards granted under the Plan may qualify as “performance-based” compensation under Section 162(m) of the Code.
     The principal features of the Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Appendix II to this proxy statement.
Description of the Plan
     The Plan is a cash incentive compensation plan, which will be administered by the Executive Compensation Committee of the Board of Directors. The Committee is comprised of four independent directors, each of whom qualify as “outside directors” within the meaning of Section 162(m) of the Code. Executive officers and other key employees designated by the Committee will be eligible to receive annual incentive awards and/or long-term incentive awards under the Plan, which will be paid in cash, based upon the achievement of individual performance objectives pre-established by the Committee. No executive will be entitled to receive an annual incentive award in excess of $4 million or a long-term incentive award in excess of $6 million under the Plan. While eligibility to participate is determined exclusively by the Committee, and will likely vary from year to year, the Committee has selected three executive officers for participation in 2006, subject to stockholder approval of the Plan. Performance goals established by the Committee for each participant will consist of target levels of performance for the period(s) designated by the Committee, and will be based solely upon one or more of the following measures of performance:
1.	Pre-tax or after-tax income from continuing operations;

2.	Sales or revenue, including from unconsolidated entities;

3.	Gross profit on homebuilding sales;

4.	General and administrative expenses;

5.	Earnings or book value per share;

6.	Stock price appreciation;

7.	Return on equity, assets, capital or investment;

8.	Achieving sales targets, including pricing levels and absorption rates;

9.	Earnings before interest, taxes, depreciation and amortization (EBITDA);

10.	Earnings before interest and taxes (EBIT).
     Performance goals may be expressed with respect to the Company as a whole, a division of the Company, or one or more projects, and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance, period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. Because amounts to be paid to participants depend on satisfaction of performance goals set by the Committee, the amount that will be paid in the current fiscal year or any subsequent fiscal year to individual participants, or that would have been paid in the last fiscal year, cannot be determined.
Federal Income Tax Consequences
     A participant will realize ordinary income at the time that he or she receives payment of an incentive award under the Plan. We will receive a deduction on our consolidated federal income tax return for the same taxable year, in the amount of such ordinary income, subject to the rules under Section 162(m) of the Code.
     This summary is only a general description of the application of federal income tax laws to awards under the Plan and is provided for the information of stockholders considering how to vote at the annual meeting. This summary does not address the effects of gift, estate, excise, other federal taxes, or state or local taxes and should not be construed as guidance to the participants in the Plan.
Termination and Amendments
     The Plan does not have a stated term. It may be terminated or amended by the Committee at any time. In the event the Plan is terminated before a period designated for performance is completed, awards payable to individuals participating in the Plan will be prorated based on the number of months completed in such performance period.
Stockholder Approval
     The Board has submitted the Plan for stockholder approval in order to meet certain requirements of Section 162(m) of the Code. In the event stockholder approval is not received, the Board and the Committee will reconsider the Plan in light of relevant facts and circumstances, the requirements of Section 162(m) of the Code, and the Committee’s policy with respect to Section 162(m) of the Code, as described on page 23 of this proxy statement.
     The Board of Directors recommends that you vote FOR the approval of the Tarragon Corporation Incentive Compensation Plan.

MANAGEMENT
Executive Officers

Name	Title	Age
William S. Friedman	Chief Executive Officer	62
Robert P. Rothenberg	President and Chief Operating Officer	47
Robert C. Rohdie	Director and President of Tarragon Development Corporation	65
Kathryn Mansfield	Executive Vice President, Secretary and General Counsel	45
Todd C. Minor	Executive Vice President and Treasurer	47
Erin D. Pickens	Executive Vice President and Chief Financial Officer	44
Charles Rubenstein	Executive Vice President and Chief Real Estate Counsel	47
     Biographical information for Messrs. Friedman, Rohdie and Rothenberg is set forth above under the caption “Election of Directors.” All of our executive officers serve at the discretion of our Board of Directors. No family relationships exist among any of our directors or executive officers.
     Kathryn Mansfield has served as Executive Vice President since December 1998, Secretary since May 1998, and our General Counsel since June 2004. She previously served as Vice President of Tarragon and its predecessor, National Income Realty Trust, from May 1998 to December 1998. Ms. Mansfield has been an attorney at law since 1984.
     Todd C. Minor has served as Executive Vice President since November 2001 and as Treasurer of Tarragon and its predecessors, Vinland Property Trust and National Income Realty Trust, since December 1996. He also served as Senior Vice President (from March 1994 to December 1998) and Vice President (from April 1991 to July 1993) of Tarragon and its predecessors. Mr. Minor has an M.B.A in Real Estate Analysis and is a Certified Cash Manager.
     Erin D. Pickens has served as Executive Vice President and our Chief Financial Officer since December 1998. She previously served as Vice President and Chief Accounting Officer (from September 1996 to November 1998) and Accounting Manager (from June 1995 to August 1996) for Tarragon and its predecessors, Vinland Property Trust and National Income Realty Trust. Ms. Pickens has been a Certified Public Accountant since 1990.
     Charles Rubenstein has served as Executive Vice President and our senior real estate counsel since December 1998. He previously served as Senior Vice President of Tarragon and its predecessor, National Income Realty Trust, from September 1998 to December 1998. Mr. Rubenstein has been an attorney at law since 1984.

Executive Compensation
     The following table reflects the compensation paid to our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively, the “named executive officers”) in each of the last three fiscal years, where applicable.
Summary Compensation Table

				Long-Term Compensation
					Securities
Name				Restricted	Underlying	All Other
And	Annual			Stock	Options/SARs	Compensation
Principal	Compensation			Award(s)	(Number of	($)
Position	Year	Salary	Bonus	($)(1)	Shares) (2)	(5)
William S. Friedman	2005	$350,000	$600,000	$150,000	—	$9,366
Chief Executive Officer	2004	$350,000	$400,000	—	45,000	$9,166
	2003	$300,000	$225,000	—	—	$8,828
Robert P. Rothenberg	2005	$350,000	$650,000	$230,000	30,000 (3)	$9,366
President	2004	$350,000	$400,000	—	45,000	$9,166
Chief Operating Officer	2003	$312,500	$225,000	—	—	$8,828
Robert C. Rohdie(6)	2005	$350,000	$650,000	$230,000	30,000 (3)	$9,366
President and CEO, Tarragon	2004	$350,000	$400,000	—	45,000	$9,166
Development Corporation	2003	$312,500	$225,000	—	—	$8,828
Todd M. Schefler	2005	$275,000	$725,000	$200,000	40,000 (4)	$9,159
Executive Vice President –	2004	$275,000	$360,000	—	9,000	$8,959
Development	2003	$250,000	$250,000	—	14,063	$8,690
James M. Cauley, Jr.	2005	$325,000	$700,000	—	—	$330,389 (7)
Former President, Tarragon	2004	$290,000	$325,000	—	112,500	$828
South Development Corporation

(1)	None of our executive officers held shares of restricted stock on December 31, 2005. As part of their 2005 compensation, Messrs. Friedman, Rothenberg and Rohdie received restricted stock awards on January 11, 2006 and Mr. Schefler received a restricted stock award on January 26, 2006. The total number of shares of restricted stock awarded to each is set forth below. These shares were valued using the closing market price of our stock on the date of grant, and they vest one year from the date of grant. Our executive officers are entitled to receive dividends, if any, on these shares.

William S. Friedman	7,331 shares
Robert P. Rothenberg	11,241 shares
Robert C. Rohdie	11,241 shares
Todd M. Schefler	9,828 shares

(2) Awards have been adjusted, where applicable, for two 3-for-2 stock splits effective February 14, 2003 and February 10, 2005 and a 5-for-4 stock split effective January 15, 2004.

(3) These options were granted on January 11, 2006 as part of Messrs. Rothenberg and Rohdie’s total compensation for 2005.

(4) Includes options for 20,000 shares granted on January 11, 2006 as part of Mr. Schefler’s total compensation for 2005.

(5) For each of our executive officers other than Mr. Cauley, these amounts consist solely of (a) 401(k) plan matching contributions and (b) life insurance premiums paid by us. Mr. Cauley’s compensation also includes the amounts described in footnote (7) below.

(6) See also “Certain Relationships and Related Transactions” for a discussion of Mr. Rohdie’s rights in a joint venture with Tarragon.

(7) Mr. Cauley resigned from his officer positions with Tarragon and its subsidiaries effective February 15, 2006. In connection with this resignation, we have agreed to pay him an amount equal to his 2005 base salary, payable over the course of a year in regular semi-monthly installments, and to continue to provide him with the insurance and other benefits available to him during his employment with us, for a period of one year. In addition, we have agreed to allow all of his outstanding options and stock appreciation rights to continue in effect and to continue to vest until February 2007. The total value of this compensation is $321,120.

     The following table shows the stock options and stock appreciation rights granted during 2005, if any, to each of our named executive officers.
Option/SAR Grants in Last Fiscal Year

Individual Grants
	Number of	Percent of Total
	Securities	Options/SARs			Grant Date
	Underlying	Granted to	Exercise or		Present
	Options/SARs	Employees in	Base Price	Expiration	Value
Name	Granted	Fiscal Year	($/Sh)	Date	$ (1)
William S. Friedman	30,000	12.4%	$24.49	1/19/2015	$141,202
Robert P. Rothenberg	30,000	12.4%	$24.49	1/19/2015	$141,202
Robert C. Rohdie	30,000	12.4%	$24.49	1/19/2015	$141,202
Todd M. Schefler	6,000	2.5%	$24.49	1/19/2015	$28,689
	20,000	5.5%	$25.32	7/5/2010	$120,985
James M. Cauley, Jr.	25,000	10.3%	$24.49	1/19/2015	$119,536

(1)	The grant date present value represents the fair value calculated with the Black-Scholes option valuation model using the following weighted average assumptions:
•	options are assumed to be exercised in seven years;

•	expected volatility is 30%;

•	the risk free rate of return is 4.39%;

•	the dividend yield is 0%; and

•	forfeitures of 2% are assumed.

     The following table shows the stock options exercised during 2005, if any, and fiscal year end option values for each of our named executive officers.
Aggregated Option/SAR Exercises in Fiscal Year 2005
and Fiscal Year-End Option/SAR Values

			Number of Securities
			Underlying	Value of Unexercised In-
			Unexercised	the-Money
	Shares		Options/SARs at	Options/SARs at Fiscal
	Acquired		Fiscal Year End	Year End
	on	Value	(#)	($)
	Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable
William S. Friedman	1,125,798	$7,166,149	170,156 / 30,000	$2,708,622 / $128,700
Robert P. Rothenberg	5,652	$148,026	1,058,063 / 54,750	$18,451,369 / $533,525
Robert C. Rohdie	5,652	$148,026	148,500 / 129,000	$2,428,950 / $1,748,000
Todd M. Schefler	1,136	$28,355	82,969 / 40,625	$1,420,676 / $255,348
James M. Cauley, Jr.	4,722	$123,858	20,000 / 80,000	$219,983 / $714,515
Compensation Committee Interlocks and Insider Participation
     The Executive Compensation Committee currently consists of Lance Liebman, Carl B. Weisbrod, Raymond V.J. Schrag and Lawrence G. Schafran, who are all independent members of our Board of Directors. None of the members of the committee are current or former employees of Tarragon or any of our subsidiaries.

Executive Compensation Committee Report on Executive Compensation
     As the Executive Compensation Committee of the Board of Directors, we establish compensation policies, review and approve executive compensation programs, administer the Company’s option plans and authorize option grants and other stock-based incentive awards. We have established compensation policies that are based on the principle that compensation should, to the extent possible, reflect the financial performance of the Company and the individual’s performance and contribution to the Company’s success, as well as provide long and short-term employment incentives.
     Historically, our policy has been to provide all employees with a total compensation package that includes a competitive salary, an incentive bonus based upon individual performance, competitive benefits and an efficient, worker-friendly workplace environment. In addition, most employees are eligible to receive qualified incentive stock options or stock appreciation rights under our stock option plans, which were established to reward and motivate employees by providing them with an opportunity to acquire a proprietary interest in the Company and aligning their interests with those of our stockholders.
     Compensation Policies applicable to Executive Officers
     We seek to ensure an executive compensation program that supports the Company’s mission to maximize stockholder value. Thus, our executive compensation policies are based upon the following tenets:
•	Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that depends upon the Company’s achievements and the individual’s performance goals.

•	Management should be focused on the long-term interests of stockholders. Thus, some portion of the compensation must be long-term, at-risk pay in the form of stock options or stock appreciation rights.

•	We must maintain our ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities should mirror those offered by organizations of comparable size within the real estate industry; for those positions where the labor market is not limited to the real estate industry, we must reference broader general industry information for similar-sized organizations.
     The compensation structure of our executive officers includes three components – base salary, a short-term incentive award paid in a combination of cash and restricted stock, and a long-term incentive award in the form of stock options or stock appreciation rights payable in stock. Executive salaries have been set at levels designed to allow the Company to attract, inspire and retain the highly qualified real estate professionals essential to the Company’s continued success. Executive officers are paid salaries in line with their experience and responsibilities, and salary increases are based upon the executive’s past performance, current level of contribution and future potential, as well as the relevant labor market. Typically, executive salaries are reviewed annually.
     Peer group compensation practices are also taken into consideration. The comparative group used for compensation purposes will generally be broader than the group that comprises the published industry index in the performance graph included in this proxy statement. We believe that our competition for executive talent is not limited to the companies included in the published industry index established for comparing stockholder returns.
     Short and long-term incentive awards are based upon the executive’s measure of success in attaining both individual and Company performance goals, and are designed to provide motivation for executive performance that results in continuing improvements in the Company’s financial results and condition over both the short and long-term. In addition, long-term incentive awards in the form of stock option grants or stock appreciation rights may also be based on various subjective factors, primarily relating to the responsibilities of the individual executive and his or her expected future contributions and prior option grants.
     Effective December 2004, we recommended, and the Board of Directors adopted, a Development Incentive Compensation Program that established a three-tier bonus pool equal to 8% of the estimated net pre-tax profits earned or to be earned on all development projects, payable in cash and restricted stock or stock appreciation rights equal in potential value to 25% of the cash bonus awarded, based on our stock price on the date of grant. Senior development executives are eligible for a bonus tied directly to the success and profitability of the specific projects under their supervision and control. In addition, all development executives, members of their development teams and divisional personnel are eligible for bonuses based on the estimated net, pre-tax profit of all development projects undertaken by the Company. This program was specifically designed as an incentive to development executives to maximize profitability of their own projects by providing an opportunity to benefit directly from the success of those projects, while also fostering cooperation and team spirit across all personnel, by allowing everyone to share in the profitability of the development projects undertaken by the Company as a whole. The Development Incentive Compensation Program also provides a reference point for the incentive compensation of the CEO and other named executive officers, although we determine the actual bonus and equity awards paid to them annually.
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate deduction for annual compensation paid to a named executive officer to $1 million, unless certain requirements are met. In fiscal year 2005, all cash compensation, other than $24,600 paid to Mr. Cauley, will be deductible under Section 162(m). However, in an effort to limit the impact of Section 162(m) in the future, we have recommended, and the Board of Directors has adopted, subject to stockholder approval, an Incentive Compensation Plan designed to comply with the performance-based compensation exemption requirements of Section 162(m). In addition, we have established performance goals and incentives for 2006 for the named executive officers in accordance with that plan. In the future, we will consider the impact of Section 162(m) when making compensation decisions, and will attempt to structure performance-based compensation plans for these executive officers to comply with the exemption requirements of Section 162(m).
     2005 CEO Compensation
     In 2005, William S. Friedman, our Chief Executive Officer, received a base salary of $350,000, a cash bonus of $600,000 and a long-term incentive award of 7,331 shares of restricted stock with a value, as of the date of grant, of $150,000. We approved Mr. Friedman’s 2005 salary, which was the same as was in effect for 2004, based in part upon our review of executive compensation reported by comparable homebuilding companies, as well as upon our knowledge of Mr. Friedman’s compensation history, experience and responsibilities with the Company. At fiscal year end, we approved a cash bonus and long-term incentive award for Mr. Friedman to reward his success in achieving Company goals, as measured by Tarragon’s increased profitability, record revenues and share price appreciation during 2005. All of these factors were also considered in determining the reasonableness of Mr. Friedman’s overall compensation package for 2005.
EXECUTIVE COMPENSATION COMMITTEE

Lance Liebman	Lawrence G. Schafran

Raymond V.J. Schrag	Carl B. Weisbrod

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information concerning the holdings of each person known to us to be the beneficial owner of more than five percent of our common stock, of each director and named executive officer, and of all of our directors and executive officers as a group. This information was furnished to us by the respective director, officer, or stockholder.

	Amount and Nature		Approximate
Name of	of Beneficial		Percent of
Beneficial Owner	Ownership		Class (1)
Lucy N. Friedman	12,146,550	(2)(3)(5)	42.5%
1775 Broadway 23rd Floor New York, New York 10017
William S. Friedman	12,331,707	(2)(3)(4)(5)	42.9%
1775 Broadway 23rd Floor New York, New York 10017
Richard S. Frary	80,942	(6)	*
Lance Liebman	82,410	(7)	*
L. G. Schafran	88,004	(8)	*
Raymond V.J. Schrag	275,286	(9)	1%
Carl B. Weisbrod	84,152	(10)	*
Willie K. Davis	42,379	(11)	*
Robert C. Rohdie	420,396	(12)	1.5%
Robert P. Rothenberg	1,138,062	(13)	3.8%
Martha E. Stark	2,500	(14)	*
Todd Schefler	107,655	(15)	*
James M. Cauley, Jr.	10,784	(16)	*
All Directors and Executive	14,958,203		49.1%
Officers as a group (16 individuals)

*	Less than 1%.

(1)	Percentages are based upon 28,567,364 shares of common stock outstanding at April 6, 2006.

(2)	Includes 5,674,074 shares owned by Mrs. Friedman directly. Mrs. Friedman is the spouse of William S. Friedman, our Chief Executive Officer and Chairman of our Board of Directors.

(3)	Includes 3,727,996 shares owned by William S. Friedman directly (including 7,331 shares of restricted stock).

(4)	Includes 170,157 shares covered by one presently exercisable option, and 15,000 shares covered by one presently exercisable stock appreciation rights agreement.

(5)	Includes 424,488 shares owned by Tarragon Capital Corporation, of which Mr. and Mrs. Friedman are executive officers and directors; 446,977 shares owned by Tarragon Partners, Ltd., of which Mr. and Mrs. Friedman are limited partners and Tarragon Capital is the general partner; and 1,873,015 shares owned by Beachwold Partners, L.P., in which Mr. Friedman is the general partner and Mrs. Friedman and their four children are the limited partners.

(6)	Includes 75,942 shares owned by Mr. Frary directly (including 500 shares of restricted stock), and 5,000 shares covered by two presently exercisable options.

(7)	Includes 27,350 shares owned by Mr. Liebman directly (including 500 shares of restricted stock) and 55,060 shares covered by ten separate presently exercisable options.

(8)	Includes 88,004 shares owned by Mr. Schafran directly (including 500 shares of restricted stock).

(9)	Includes 215,775 shares owned by Mr. Schrag directly (including 500 shares of restricted stock), 2,000 shares covered by one presently exercisable option and 17,014 shares owned by Mr. Schrag’s wife, Jean Schrag, individually. Also includes 40,497 shares held by Mr. Schrag as trustee, in which he or his wife has a remainder interest. Mr. and Mrs. Schrag disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein. It does not include 46,916 shares held by Mr. Schrag as executor for the estate of Jane P. Norman, the deceased parent of Lucy N. Friedman. Mr. Schrag disclaims beneficial ownership of such shares.

(10)	Includes 31,592 shares owned by Mr. Weisbrod directly (including 500 shares of restricted stock) and 52,560 shares covered by ten separate presently exercisable options.

(11)	Includes 40,379 shares owned by Mr. Davis directly (including 500 shares of restricted stock) and 2,000 shares covered by one presently exercisable option.

(12)	Includes 205,187 shares owned by Robert C. Rohdie and Rohdhouse Investments, Inc., a Florida corporation owned by Mr. Rohdie, (including 11,241 shares of restricted stock) and 2,209 shares owned by his spouse, Barbara Rohdie. Also includes 198,000 shares covered by one presently exercisable option and 15,000 shares covered by one presently exercisable stock appreciation rights agreement. See also “Certain Relationships and Related Transactions” for a discussion of Mr. Rohdie’s interest in a joint venture with Tarragon.

(13)	Includes 52,625 shares owned by Mr. Rothenberg directly (including 11,241 shares of restricted stock), 1,070,437 shares covered by three presently exercisable options, and 15,000 shares covered by one presently exercisable stock appreciation rights agreement.

(14)	Includes 500 shares of restricted stock and 2,000 shares covered by one presently exercisable option.

(15)	Includes 15,779 shares owned by Mr. Schefler directly (including 9,828 shares of restricted stock), 88,876 shares covered by four presently exercisable options, and 3,000 shares covered by one presently exercisable stock appreciation rights agreement.

(16)	Includes 10,784 shares owned by Mr. Cauley as of February 15, 2006, the effective date of his resignation as an officer.
EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2005, our Omnibus Plan, Share Option and Incentive Plan and Director Plan were the only compensation plans under which our securities were authorized for issuance. These plans were approved by our stockholders. The following table provides information as of December 31, 2005.

	Number of shares	Weighted-	Number of shares
	of common stock to	average	of common stock
	be issued upon	exercise price	remaining available
	exercise of	of outstanding	for future issuance
	outstanding	options,	under equity
	options, warrants	warrants and	compensation
Plan Category	and rights	rights	plans
Equity compensation plans approved by stockholders	2,946,989	$5.50	1,722,250 (1)
Equity compensation plans not approved by stockholders	—	—	—

(1)	All of these shares are available for issuance under our Omnibus Plan, as both of our other plans expired in November 2005.
COMPLIANCE WITH SECTION 16(A) REPORTING REQUIREMENTS
     Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons holding ten percent or more of our common stock file initial reports of ownership of the common stock and reports of any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report any failure to file by these dates during fiscal 2005.
     To our knowledge, based solely upon the written representations of our incumbent directors, executive officers, and ten percent stockholders and copies of the reports that they have filed with the SEC, these filing requirements were satisfied during 2005 except that Mr. Weisbrod filed a

Form 4 reporting a stock sale late; Mr. Schafran filed a Form 4 reporting a stock option exercise late; and Ms. Stark filed her initial report on Form 3 late.
PERFORMANCE GRAPH
     The following performance graph and table compare the cumulative total stockholder return on our common stock for the five-year period ended December 31, 2005 with the cumulative total return on the Russell 2000 Stock Index (“Russell 2000 Index”) and a peer group composed of Forest City Enterprises, Comstock Homebuilding Companies, Inc., Hovnanian Enterprises, Toll Brothers, Inc., and WCI Communities (“Peer Group”) over the same period. The comparison assumes that $100 was invested on December 31, 2000 in our common stock and in each of the indices and further assumes the reinvestment of all dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance.
Comparison Of Cumulative Total Returns
For The Five Years Ended December 31, 2005
Among Tarragon, Russell 2000 Index, and Peer Group

	2000	2001	2002	2003	2004	2005
Tarragon	100.00	130.54	164.57	266.38	360.81	623.80
Peer Group	100.00	127.55	87.85	171.99	244.55	257.01
Russell 2000	100.00	102.49	81.49	121.94	142.66	147.40

COPIES OF OUR ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TARRAGON CORPORATION, 1775 BROADWAY, 23rd FLOOR, NEW YORK, NEW YORK 10019, ATTN: INVESTOR RELATIONS.

Dated: May 2, 2006	BY ORDER OF THE BOARD OF DIRECTORS

Kathryn Mansfield
Executive Vice President,
Secretary and General Counsel

APPENDIX I
FIRST AMENDED AND RESTATED CHARTER
OF THE
AUDIT COMMITTEE
OF
TARRAGON CORPORATION
ARTICLE I
PURPOSE
The Audit Committee’s primary responsibilities are to oversee the Company’s auditing, accounting and financial reporting processes and the audit of the financial statements of the Company. The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Article IV of this charter.
ARTICLE II
COMPOSITION
The Audit Committee shall be comprised of three or more independent directors as determined by the Board. The Board shall also designate a chairperson for the Audit Committee.
Each member of the Audit Committee shall be independent of management of the Company, and shall have no relationship that might, in the business judgment of the Board, interfere with the exercise of his or her independent judgment. In this regard, each member shall meet the independence criteria of (a) the listing requirements of the National Association of Securities Dealers, Inc. (“NASD”), as such requirements are interpreted by the Board in its business judgment, and (b) applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated there under (collectively, “Sarbanes-Oxley”) by the Securities and Exchange Commission (“SEC”), including Rule 10A-3 of the Securities Exchange Act of 1934 and the NASD.
Each member of the Audit Committee shall be financially literate, and shall be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. In addition, at least one member of the Committee shall have accounting or related financial management expertise sufficient to meet the criteria of a financial expert within the meaning of applicable sections of Sarbanes-Oxley and any rules promulgated there under. In addition, members of the Audit Committee shall satisfy at all times the requirements for audit committee membership of any exchange on which the Company’s securities are listed or of any other applicable law. The Board will determine, in its business judgment, whether the members of the Audit Committee satisfy all such requirements.
ARTICLE III
MEETINGS
The Audit Committee shall meet in person or telephonically at least quarterly, or more frequently as circumstances dictate. Regular meetings of the Audit Committee may be held without notice at such times and at such places as shall from time to time be determined by the chairperson of the Audit Committee, or the president or secretary of the Company. Special meetings of the Audit Committee may be called by or at the request of any member of the Audit Committee, any of the Company’s executive officers, or the Company’s independent auditors, in each case on at least twenty-four hours notice. Management, independent auditors, and the Company’s legal counsel may attend each meeting or portions thereof as required by the Audit Committee.
A majority of the Audit Committee members shall constitute a quorum for the transaction of the committee’s business. Unless otherwise required by applicable law, the Company’s Articles of Incorporation or Bylaws, or the Board of Directors, the Audit Committee shall act upon the vote or consent of a majority of its members at a duly called meeting at which a quorum is present. The Audit Committee may also take action by written consent signed by all of the members of the committee. Members of the Audit Committee may participate in committee proceedings by means of conference telephone or similar communications equipment so long as all persons participating in the proceedings can hear the others, and such participation shall constitute presence in person at such proceedings.
The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Audit Committee deems necessary to carry out its duties.
ARTICLE IV
RESPONSIBILITIES
The Audit Committee’s role is one of oversight. Management is responsible for preparing the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements. The activities of the Audit Committee are in no way designed to supersede or alter these traditional responsibilities. The following functions shall be the key responsibilities of the Audit Committee in carrying out its oversight function.
1.	The Audit Committee has the sole authority to (a) retain and terminate the Company’s independent auditors (b) approve all audit engagement fees, terms and services and (c) approve any non-audit engagements with the Company’s independent auditors. The Audit Committee may delegate authority to grant pre-approvals of non-audit engagements to one or more members of the committee, subject to the delegated member or members reporting any such pre-approvals to the Audit Committee at its next scheduled meeting.

2.	The Audit Committee shall, at least annually, review and assess the independence of the independent auditors, including a review and evaluation of the lead partner of the independent auditors. The Audit Committee shall obtain a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company including all non-audit services and fees; discuss with the independent auditors if any disclosed relationship or service could impact the auditors’ objectivity and independence; and take or recommend that the Board take appropriate action to ensure the independence of the independent auditors.

3.	The Audit Committee shall provide an open avenue of communications between the independent auditors and the Board of Directors, including such private sessions with the independent auditors as the Audit Committee may deem appropriate.

4.	The Audit Committee shall review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations.

5.	The Audit Committee shall receive and review reports from management relating to the Company’s financial reporting process, published financial statements and/or major disclosures and the adequacy of the Company’s system of internal controls.

6.	The Audit Committee shall review and discuss with the independent auditors the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall include (a) the disclosures regarding internal controls and matters required by applicable provisions of Sarbanes-Oxley and any rules promulgated thereunder by the SEC and (b) a review with the independent auditors of their opinion on the effectiveness of management’s assessment of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modification to management’s certification pursuant to applicable provisions of Sarbanes-Oxley.

7.	The Audit Committee shall review and discuss with management and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (b) the disclosures regarding internal controls and other matters required by applicable provisions of Sarbanes-Oxley and any rules promulgated thereunder by the SEC.

8.	The Audit Committee shall receive and review reports from management and the Company’s legal counsel relating to legal and regulatory matters that may have a material impact on the Company’s financial statements and Company compliance policies.

9.	The Audit Committee shall inquire of management and independent auditors regarding the appropriateness of accounting principles followed by the Company, changes in accounting principles and their impact on the financial statements.

10.	The Audit Committee shall review and discuss with the independent auditors the report of their annual audit, the accompanying management letter, if any, the reports of their reviews of the Company’s interim financial statements and the reports of the results of such other examinations outside of the course of the independent auditor’s normal audit procedures that the independent auditors may from time to time undertake.

11.	The Audit Committee shall discuss with the independent auditors the matters required to be communicated to the Audit Committee by Statement on Auditing Standards No. 61, Communications with Audit Committees, Relating to the Conduct of the Audi, as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management and (c) significant issues discussed with the independent auditors’ national office . The Committee shall decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

12.	The Audit Committee shall prepare, with the assistance of management, the independent auditors and legal counsel, a report to be included in the Company’s annual proxy statement.

13.	The Audit Committee shall report its activities regularly to the Board of Directors by submitting the minutes of its meetings to the Board, or otherwise discussing the matters discussed at each committee meeting with the Board.

14.	The Audit Committee shall review and reassess the adequacy of the Audit Committee’s charter at least annually. If any revisions to the charter are deemed necessary or appropriate, the Audit Committee shall submit the same to the Board of Directors for its consideration and approval.

15.	The Audit Committee shall conduct an annual evaluation of the Committee’s performance with respect to the requirements of the charter and report on same to the Board.

16.	The Audit Committee shall establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.
ARTICLE V
MISCELLANEOUS
The Audit Committee may perform any other activities consistent with this charter, the Company’s Articles of Incorporation and Bylaws or governing law, as the Audit Committee or the Board deems necessary or appropriate.
As Approved by the Board of Directors of Tarragon Corporation.
September 12, 2005.

APPENDIX II
Incentive Compensation Plan
     Tarragon Corporation, a Nevada corporation (the “Company”), hereby adopts the following Incentive Compensation Plan (the “Incentive Plan”):
     1. Purpose. The purpose of this Incentive Plan is to promote the attainment of the Company’s performance goals by providing incentive compensation for executive officers and other key employees of the Company and its Subsidiaries.
     2. Definitions. As used in this Incentive Plan, the following terms have the meanings set forth below:
          (a) “Incentive Award” means the annual incentive bonus earned by a Participant pursuant to Section 5.
          (b) “Board” means the Board of Directors of the Company.
          (c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          (d) “Committee” means the Executive Compensation Committee appointed by the Board in accordance with the Bylaws of the Company consisting of two (2) or more Non-Employee Directors. Pursuant to a delegation of authority by the Board, the Committee shall be responsible for the administration of this Incentive Plan.
          (e) “Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
          (f) “Long-Term Incentive Award” means the incentive bonus, if any, earned by a Participant pursuant to Section 6.
          (g) “Non-Employee Director” means a Director of the Company who is not an employee of the Company or any Subsidiary.
          (h) “Participant” means a person who is designated by the Committee to receive benefits under this Incentive Plan and who is at the time an officer or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in such capacity.

          (i) “Performance Goal” means the target level of performance for each Performance Period designated by the Committee, for the Company as a whole, for a Division of the Company, for a particular Project and, where applicable, for an individual Participant, in each case as established by the Committee pursuant to Section 4. The Performance Goals applicable to any Incentive Award or Long-Term Incentive Award made to a Covered Employee will be based solely upon one or more of the following measures of performance:
1.	Pre-tax or after-tax income from continuing operations;

2.	Sales or revenue, including from unconsolidated entities;

3.	Gross profit on homebuilding sales;

4.	General and administrative expenses;

5.	Earnings or book value per share;

6.	Stock price appreciation;

7.	Return on equity, assets, capital or investment;

8.	Achieving sales targets, including pricing levels and absorption rates;

9.	Earnings before interest, taxes, depreciation and amortization (EBITDA);

10.	Earnings before interest and taxes (EBIT).
Performance Goals may be expressed with respect to the Company as a whole, a Division of the Company, or one or more Projects, and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance, period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. The two immediately preceding sentences are intended to comply with the exception from Section 162(m) of the Code for qualified performance-based compensation, and will be construed, applied and administered accordingly.
          (j) “Performance Period” means, in the case of determining Incentive Awards pursuant to Section 5, either one or more completed fiscal quarters or one full fiscal year of the Company, in the discretion of the Committee, and in the case of determining Long-Term Incentive Awards pursuant to Section 6, a period determined by the Committee not longer than five (5) consecutive fiscal years of the Company. The initial Performance Period under this Incentive Plan will commence on January 1, 2006.
          (k) “Project” means a homebuilding project where the Company has control over the site, has approvals in place to proceed with the planned development, and has commenced construction and/or marketing.
          (l) “Retirement” means a Participant’s voluntary termination of employment with the Company on or after attaining such age as may from time to time be established as the normal retirement date from the Company, and before being informed by the Company that his or her employment will be terminated.

          (m) “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule substantially to the same effect), as in effect from time to time.
          (n) “Subsidiary” has the meaning specified in Rule 405 promulgated under the Securities Action of 1933, as amended (or under any successor rule substantially to the same effect).
     3. Eligibility. Except as otherwise provided in this Section 3, an employee of the Company or one of its Subsidiaries will become a Participant for a particular Performance Period when and if designated by the Committee as such.
     4. Performance Goals.
          (a) The Committee will establish a Performance Period, and approve the applicable Performance Goals for each Participant in this Incentive Plan, based upon the consolidated business plan of the Company. Performance Goals shall be established not later than 90 calendar days after the beginning of any Performance Period, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. Such Performance Goals will not be adjusted during a Performance Period, except that such Performance Goals may be so adjusted to prevent dilution or enlargement of any Incentive Award or Long-Term Incentive Award as a result of extraordinary events or circumstances as determined by the Committee or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges; provided, however, in the case of a Covered Employee, that no such adjustment will be made if the effect of such adjustment would be to cause the related compensation to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.
          (b) The Committee will (i) notify each eligible employee who has been selected to participate in this Incentive Plan that he or she is a Participant under this Incentive Plan for such Performance Period and (ii) communicate in writing to each Participant the minimum, maximum, and/or target Performance Goals applicable to such Participant for such Performance Period, and the corresponding minimum, maximum, and/or target levels of Incentive Awards and Long-Term Incentive Awards for performance by the Participant with respect to such Performance Goals.
     5. Incentive Awards.
          (a) Subject to Section 4, unless changed by the Committee, each eligible Participant may earn Incentive Awards as hereinafter provided. The actual performance of the Company, a Division of the Company, or a particular Project during a particular Performance Period will be measured against the Performance Goals established by the Committee for each Participant, in accordance with Section 4. In the event such performance for the Performance Period is below the minimum Performance Goal established for a Participant, no Incentive Award will be paid to that Participant in respect thereof. In the event that such performance is equal to or greater than the Performance Goal established therefore, up to the maximum level of

Incentive Award will be paid to that Participant in respect thereof, at the discretion of the Committee.
          (b) Except in the case of a Covered Employee, the Incentive Award determined pursuant to Section 5(a) may be modified by the Committee to recognize a Participant’s individual performance or in other circumstances deemed appropriate by the Committee.
          (c) Notwithstanding any other provision of this Incentive Plan to the contrary, in no event will an Incentive Award paid to any Participant for a fiscal year exceed $4 million.
     6. Long-Term Incentive Awards.
          (a) Unless changed by the Committee, each eligible Participant may earn Long-Term Incentive Awards as hereinafter provided. Actual performance during a particular Performance Period will be measured against the Performance Goals established by the Committee in accordance with Section 4. In the event such performance for such Performance Period is below the minimum Performance Goal established, no Long-Term Incentive Awards will be paid to Participants in respect thereof. In the event such performance is equal to or greater than the maximum Performance Goal established, up to the maximum level of Long-Term Incentive Awards will be paid to Participants in respect thereof, at the discretion of the Committee.
          (b) Except in the case of a Covered Employee, the Long-Term Incentive Award determined pursuant to Section 6(a) may be modified by the Committee to recognize a Participant’s individual performance or in other circumstances deemed appropriate by the Committee.
          (c) Notwithstanding any other provision of this Incentive Plan to the contrary, in no event will a Long-Term Incentive Award paid to any Participant for a Performance Period exceed $6 million.
     7. Payment of Awards. Incentive Awards and Long-Term Incentive Awards will be paid to Participants in respect of any specific Performance Period (i) in cash, and (ii) on the date(s) and subject to such other terms as shall be determined by the Committee at the time that Performance Goals are established for a specific Performance Period. Any such payment will be made no later than two and one-half months after the last day of the last fiscal year of the Performance Period related to the award. The Company may deduct from any payment such amounts as may be required to be withheld under applicable law.
     8. Termination of Employment. If a Participant terminates employment with the Company and its Subsidiaries before the last day of a Performance Period due to death, disability, or Retirement with the consent of the Company, the Participant’s Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Incentive Awards and Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period. If a Participant’s employment with the Company and its Subsidiaries is terminated by the Company or any such Subsidiary before the last day of a Performance Period for any reason other than for

Cause (as hereinafter defined), the Participant’s Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Incentive Awards and the Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period, unless otherwise determined by the Committee. Except as otherwise provided in this Section 8, if a Participant’s employment with Company and its Subsidiaries is terminated before the last day of a Performance Period for any reason, the Participant will not be entitled to any Incentive Award or Long-Term Incentive Award for such Performance Period unless otherwise determined by the Committee. For purposes of this Agreement, “Cause” means any act of dishonesty, fraud, or willful misconduct by a Participant in the performance of the Participant’s duties as an employee of the Company, or any conviction of a Participant of any felony.
     9. Change in Control. In connection with any actual or potential change in control of the Company, whether as a result of any stock acquisition, merger, or other business combination transaction, or any restructuring or recapitalization of the Company, then the Committee will take all such actions hereunder as it may determine to be necessary or appropriate to treat Participants equitably hereunder, including without limitation the modification or waiver of applicable Performance Goals, Performance Periods, Incentive Awards, or Long-Term Incentive Awards, notwithstanding the terms of any initial award, and whether to establish or fund a trust or other arrangement intended to secure the payment of such awards.
     10. Transfers and Changes in Responsibilities.
          (a) If a Participant’s responsibilities materially change or if the Participant is transferred during a Performance Period to another position that is not designated or eligible to participate in this Incentive Plan, the Company may, as determined by the Committee, either (i) continue the Participant’s participation in this Incentive Plan and, except in the case of a Covered Employee, as of the date of such change or transfer, establish new performance awards (as determined pursuant to Section 10(b) in respect of Incentive Awards and/or Long-Term Incentive Awards, as the case may be, for the Participant with respect to his or her new position, or (ii) terminate the Participant’s participation in this Incentive Plan in respect of Incentive Awards and/or Long-Term Incentive Awards, as the case may be, and, as of the date of such change or transfer, the Participant’s Incentive Awards and/or Long-Term Incentive Awards, as the case may be, and, as of the date of such change or transfer, the Participant’s Incentive Awards and/or Long-Term Incentive Awards, as the case may be, would be prorated on the basis of the ratio of the number of months of the Participant’s participation during the Performance Period to which such Incentive Awards and/or Long-Term Incentive Awards, as the case may be, relate to the aggregate number of months in such Performance Period.
          (b) If in the event of such a change or transfer the Participant’s participation in this Incentive Plan in respect of Incentive Awards and/or Long-Term Incentive Awards, as the case may be, is not terminated pursuant to Section 10(a)(ii), then the Participant’s Incentive Awards and/or Long-Term Awards, as the case may be, will be prorated on the basis of the number of months of service by the Participant in each position during the Performance Period.

     11. Security of Payment of Benefits. Unless otherwise determined by the Committee, all Incentive Awards and Long-Term Incentive Awards will be paid from the Company’s general assets, and nothing contained in this Incentive Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.
     12. Administration of the Plan.
          (a) This Incentive Plan will be administered by the Committee, pursuant to a delegation of authority from the Board.
          (b) The Committee will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Incentive Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Incentive Plan. All such actions will be in the sole discretion of the Committee and, when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Committee of any provision of this Incentive Plan or of any agreement, notification, or document evidencing the grant of benefits payable to Participants and any determination by the Committee in its sole discretion pursuant to any provision of this Incentive Plan or any provision of such agreement, notification, or document will be final and conclusive. No member of the Committee or of the Board will be liable for any action or determination made hereunder in good faith.
          (c) The provisions of Sections 5 and 6 will be interpreted as authorizing the Committee, in taking any action under or pursuant to this Incentive Plan, to take any action it determines in its sole discretion to be appropriate, subject only to the express limitations therein contained, and no authorization in either such Section or any other provisions of this Incentive Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
          (d) The existence of the Incentive Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Committee, the Board or the Company to take other action, including in respect of the grant or award of any annual or long-term bonus or other right or benefit, whether or not authorized by this Incentive Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.
     13. Miscellaneous.
          (a) This Incentive Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
          (b) Except as otherwise provided in this Incentive Plan, no right or benefit under this Incentive Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.
          (c) This Incentive Plan may be amended or terminated from time to time by the Committee. In the event this Incentive Plan is terminated before the last day of a Performance Period, Incentive Awards and Long-Term Incentive Awards payable for such Performance Period will be prorated on the basis of the ratio of the number of months in such Performance Period prior to such termination to the aggregate number of months in such Performance Period and will be paid only after the end of such Performance Period, which will be deemed to continue until the expiration thereof as if this Incentive Plan had not been terminated.
          (d) If any provision in this Incentive Plan is held to be invalid or unenforceable, no other provision of this Incentive Plan will be affected thereby.
          (e) This Incentive Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Nevada, without giving effect to the principles of conflict of laws thereof.
     14. Effectiveness. This Incentive Plan will become effective as of January 1, 2006; provided, however, that no Incentive Award or Long-Term Incentive Award for any Performance Period commencing on or after January 1, 2006, will be paid under this Incentive Plan unless, prior to such payment, the holders of a majority of the shares of Common Stock of the Company actually voting on the matter approve this Incentive Plan at an annual meeting of stockholders of the Company.

ANNUAL MEETING OF STOCKHOLDERS OF
TARRAGON CORPORATION
June 6, 2006
     PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

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Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors	☐	FOR ALL NOMINEES
		☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
		☐	FOR ALL EXCEPT (See instructions below)

¡	Willie K. Davis	¡	Richard S. Frary
¡	William S. Friedman	¡	Lance Liebman
¡	Robert C. Rohdie	¡	Robert P. Rothenberg
¡	Lawrence G. Schafran	¡	Raymond V.J. Schrag
¡	Martha E. Stark	¡	Carl B. Weisbrod

Instruction:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	Ratification of the Appointment of Grant Thornton LLP as Independent Registered Public Accounting Firm.
☐ For ☐ Against ☐ Abstain

3.	Approval of the Tarragon Corporation Incentive Compensation Plan.
☐ For ☐ Against ☐ Abstain

4.	In their discretion on any other matter which may properly come before the meeting or any adjournment(s) thereof.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
Please
Sign
Here

Dated:                                                             , 2006.

PROXY
TARRAGON CORPORATION
     This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on June 6, 2006.
     The undersigned stockholder of TARRAGON CORPORATION hereby appoints WILLIAM S. FRIEDMAN and CARL B. WEISBROD, each with full power of substitution, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of TARRAGON CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 6, 2006 at 1:00 p.m., local New York City time, at the executive offices of Tarragon Corporation located at 423 West 55th Street, 12th Floor, New York, New York 10019, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated below, for the transaction of such other business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the May 2, 2006 Proxy Statement for said meeting:
     THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL NOMINEES, FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE APPROVAL OF THE TARRAGON CORPORATION INCENTIVE COMPENSATION PLAN, AND ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.